Exhibit 99.4

Management’s Assertion

January 28, 2005

Deloitte & Touche LLP

Chicago, Illinois

As of and for the year ended October 31, 2004, John Deere Capital Corporation (the “Company”) has complied, in all material respects, with the Company’s established minimum servicing standards for the receivables in John Deere Owner Trust 2004 as set forth in Appendix I (the “Standards”). The Standards are based on the Mortgage Banker’s Association of America’s Uniform Single Attestation Program for Mortgage Bankers, modified to address the unique characteristics of servicing agricultural and construction equipment loans.

/s/ Jon D. Volkert
Jon D. Volkert
President

/s/ Charles G. Dahl
Charles G. Dahl
Vice President and Controller

APPENDIX I

John Deere Capital Corporation Minimum Servicing Standards — JDOT 2004

I.                                         CUSTODIAL BANK ACCOUNTS

1.               Reconciliations shall be prepared on a monthly basis for all custodial bank accounts and related bank clearing accounts.  These reconciliations shall:

•                  be mathematically accurate;

•                  be prepared within forty-five (45) calendar days after the cutoff date;

•                  be received and approved by someone other than the person who prepared the reconciliation; and

•                  document explanations for reconciling items.  These reconciling items shall be resolved within ninety (90) calendar days of their original identification.

2.               Funds of the servicing entity shall be advanced in cases where there is an overdraft in an investor’s or debtor’s account and an advance is specified in the investor’s servicing agreement.

3.               Each custodial account shall be maintained at a federally insured depository institution in trust for the applicable investor.

II.                                     PAYMENTS

1.               Payments shall be deposited into the custodial bank accounts and related bank clearing accounts within two business days of receipt.

2.               Payments made in accordance with the debtor’s loan documents shall be posted to the applicable account records within two business days of receipt.

3.               Payments shall be allocated to principal, interest, insurance or other escrow items in accordance with the loan documents.

4.               Payments identified as payoffs (or satisfaction of the obligation) shall be allocated in accordance with the loan documents.

III.                                 DISBURSEMENTS

1.               Disbursements made via wire transfer on behalf of a debtor or investor shall be made only by authorized personnel.

2.               Disbursements made on behalf of a debtor or investor shall be posted within two business days to the account or investor’s records maintained by the servicing entity.

3.               Amounts remitted to investors per the servicer’s investor reports shall agree with cancelled checks, or other forms of payment, or custodial bank statements.

IV.                                 INVESTOR ACCOUNTING AND REPORTING

1.               The servicing entity’s investor reports shall agree with, or reconcile to, investor’s records on a monthly basis as to the total unpaid principal balance.  Monthly investor reports are sent listing the total unpaid principal balance.  Annual investor reports are sent listing the number of loans serviced.

V.                                     RECEIVABLE ACCOUNTING

1.               The servicing entity’s receivable records shall agree with, or reconcile to, the records of the debtor with respect to the unpaid principal balance on a monthly basis.

2.               Adjustments on variable rate receivables shall be computed based on the related contract terms and any variable rate rider.

VI.                                 DELINQUENCIES

1.               Records documenting collection efforts shall be maintained during the period a loan is in default and shall be updated at least monthly.  Such records shall describe the entity’s activities in monitoring delinquent contracts including, for example, phone calls, letters and payment rescheduling plans in cases where the delinquency is deemed temporary.